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                    JEFFERSON NATIONAL LIFE INSURANCE COMPANY
                                  Dallas, Texas
    Administrative Office: 9920 Corporate Campus Dr., Suite 1000, Louisville,
                                 Kentucky 40223

               EARNINGS PROTECTION ADDITIONAL DEATH BENEFIT RIDER
                             (HEREINAFTER, "RIDER")

This rider forms a part of the contract to which it is attached. This rider is subject to the terms of the base contract except to the extent it changes the base contract. The effective date of this rider is the same as the Contract Issue Date. Unless stated otherwise, all provisions and limitations of the base contract apply to this rider.

DEFINITIONS. When We use these words, We mean:

ANNUITY DATE:            The date that Annuity Payments begin.

ANNUITY PAYMENTS:        A series of payments made to the Owner, or a
                         named payee, after the Annuity Date under the annuity option selected.

BASE CONTRACT:           The contract to which this rider is attached.
                         For the purpose of this rider contract can also mean certificate.

BENEFICIARY:             The Beneficiary for this rider will be the same as the
                         base contract to which this rider is attached.

COMPANY:                 Jefferson National Life Insurance Company (We, Us,
                         Our).

CONTRACT ANNIVERSARY:    One year from your Contract Issue Date and every year
                         thereafter on the same month and day.

CONTRACT GAIN:           The Contract Value less the sum of Purchase Payments
                         reduced by Equivalency Withdrawals.

CONTRACT ISSUE DATE:     The Contract Issue Date that is shown on the schedule
                         page of the Base Contract.

CONTRACT VALUE:          The dollar value as of any business day of all amounts
                         in the contract.

CONTRACT YEAR:           The annual period that begins on the Contract Issue
                         Date. Subsequent Contract Years begin on each Contract
                         Anniversary.

ELIGIBLE GAIN:           Is the least of:

                        -  The Contract Gain; or

                        - If death occurs during the first Contract Year, the initial Purchase Payment less Equivalency Withdrawals from the initial Purchase Payment; or

                        - If death occurs after the first Contract Year has elapsed, all Purchase Payments applied to the Base Contract except Purchase Payments applied within 12 months prior to the date of death, reduced by all Equivalency Withdrawals during the life of the Base Contract.

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EQUIVALENCY WITHDRAWAL:  The Equivalency Withdrawal is:

                        -  The partial withdrawal amount; divided by

                        - The Contract Value prior to the Withdrawal; multiplied by

                        - The sum of all Purchase Payments less all prior Equivalency Withdrawals.

OPTIONAL COVERAGE

PERCENTAGE:              The Optional Coverage Percentage is a percentage of the
                         initial Purchase Payment. You must elect the Optional
                         Coverage Percentage at the time of application.

OPTIONAL GAIN:           The Optional Gain is:

                        -  The Optional Coverage Percentage, multiplied by

                        - The initial Purchase Payment less Equivalency Withdrawals (from the initial Purchase Payment); less

                        - Sum of all Purchase Payments reduced by Withdrawals, less Contract Value, when the sum of all Purchase Payments reduced by Withdrawals is greater than Contract Value.

OWNER:                   The Owner as defined under the Base Contract,
                         (You/Your).

PURCHASE PAYMENTS(s):    A payment made by or for an Owner with respect to the
                         Base Contract.

WITHDRAWALS:             Any amounts withdrawn from the Base Contract.

RIDER BENEFIT

This rider's base death benefit and the rider's optional death benefit, when elected, are payable in addition to any death benefit under the Base Contract or any other rider. Withdrawals from the Base Contract will reduce the rider's death benefit(s). No benefit is payable if death occurs on or after the Annuity Date.

BASE DEATH BENEFIT:
Upon the death of Owner, We will pay an additional death benefit in an amount equal to 50% (30% for issue ages 70-75) of the Eligible Gain to the Beneficiary upon receipt of due proof of death of the Owner at Our administrative office.

OPTIONAL DEATH BENEFIT:
If Owner death occurs after the fifth Contract Year and the optional death benefit is selected, We will pay in addition to the rider's base death benefit an optional death benefit in an amount equal to 50% (30% for issue ages 70-75) of the Optional Gain to the Beneficiary upon receipt of due proof of death of the Owner at Our administrative office. The optional death benefit is only available if this contract was issued in exchange for another deferred annuity contract or contracts in a manner that qualifies for non-recognition of income treatment under section 1035 of the Internal Revenue Code, as amended.

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RIDER CHARGE

BASE BENEFIT CHARGE:
The addition of the base death benefit under the rider to the Base Contract will result in a charge of [0.25%] of Contract Value as of the Contract Anniversary date which will be deducted in arrears on each Contract Anniversary.

OPTIONAL BENEFIT CHARGE:
The selection of the optional death benefit under this rider will result in a charge, in addition to the base benefit charge, of [0.01%] with a maximum charge of 0.02% of Contract Value as of the Contract Anniversary date which will be deducted in arrears on each Contract Anniversary for each 1% of optional benefit selected.

A pro-rata rider charge will be taken at the death of the Owner and at full surrender of the Base Contract.

TERMINATION

This rider terminates and charges and benefits automatically end on the earliest of:
     1)   The Annuity Date; or
     2)   Full surrender; or
     3)   Death of the Owner; or
     4)   Transfer of ownership.

The Company may terminate this rider if necessary to comply with applicable state and federal regulations.

A PAYMENT UNDER THIS RIDER MAY BE TAXABLE. AS WITH ALL TAX MATTERS, YOU ARE ENCOURAGED TO SEEK LEGAL AND/OR TAX ADVICE.


              SIGNED FOR JEFFERSON NATIONAL LIFE INSURANCE COMPANY


                                 /s/ Craig A. Hawley

                                    Secretary


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